Exhibit 10.1

THIS EMPLOYMENT AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, SECTION 15-48-10 ET SEQ., AS AMENDED.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 28th day of May, 2008 (the “Effective Date”) by and between Coastal Carolina Bancshares, Inc., a South Carolina corporation (the “Company”), and Michael D. Owens (“Executive”). Upon the formation of the Company’s proposed national bank association subsidiary (the “Bank”), the Bank shall become party hereto pursuant to the provisions set forth herein.  The Company and the Bank are collectively referred to herein as “Employer.”

W I T N E S S E T H

WHEREAS, the Company as successor by merger to Coastal Carolina Dream Team, LLC, and the Executive are parties to a Consulting and Employment Agreement dated November 1, 2007 (the “Current Agreement”); and

WHEREAS, the Company and the Executive desire to terminate the Current Agreement and replace it with this Agreement which shall amend and restate in its entirety the Current Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1.             Position and Duties.  Employer agrees to employ Executive, and Executive agrees to serve, as President and Chief Executive Officer (“CEO”) of the Company and, upon its formation, of the Bank.

Executive acknowledges that the business of the Bank shall be the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans, and the provision of other banking services, and any other related business engaged in by the Bank or any business entity controlled by, controlling or under common control with the Bank.

Executive acknowledges that the business of the Company shall be to own the Bank and to provide resources therefor, and to own such other subsidiaries as the Company properly forms or acquires from time to time, if any.

Executive will have such executive or managerial duties for the Company and the Bank as are specified in the then-current by-laws, or by the Board of Directors, of the respective organization. Further, Executive agrees to serve, without additional compensation, if elected, in any other senior executive position of the Company or the

Bank that may be reasonably required of him, including as a Director of the Company and the Bank, and as an Officer or Director or both of any subsidiary or affiliate of the Company or the Bank in accordance with Section 7 below.

Executive, shall at all times, comply with all laws, rules and regulations which maybe applicable to the Bank and/or the Company.

Executive shall devote his full-time and best efforts to his employment with the Employer and shall apply substantially that degree of skill and diligence in rendering services to the Company, its subsidiaries and the Bank as would be applied by a person of ordinary prudence and comparable experience under similar circumstances. In connection therewith, Executive shall report to and be subject to the direction of the Company’s, and after its formation the Bank’s, Board of Directors.  Notwithstanding the foregoing, Executive may devote a reasonable amount of his time to his personal investments and business affairs (including service as a director of unaffiliated companies) and to civic and charitable activities; provided, however, Executive shall not accept any position as a director of any unaffiliated for-profit business organization without the prior approval of the Company’s Board of Directors, which approval shall not be unreasonably withheld.

2.             Compensation.

(a)  Annual Salary.  Executive shall be entitled to receive an annual base salary of $130,000 per year until the date on which the organizers receive preliminary approval from the OCC for a charter for the Bank at which time Executive’s salary shall be increased to $180,000 a year (the “Annual Salary”).  Executive’s Annual Salary shall be payable in accordance with the Employer’s instituted payroll practice, prorated for any partial employment period. Such amount shall be allocated between the Company and the Bank based on the mutual consent of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board”). The Annual Salary may be increased from time to time by either or both Boards, in their sole discretion, but shall not be decreased without the written consent of Executive. The Company Board, in exercising its discretion, shall consider Executive’s annual performance in light of the specific goals and objectives for Executive which the Company and Bank Boards shall establish annually in writing, after consultation with Executive.

(b)  Performance Bonus. Commencing with the 2008 calendar year and provided the Bank has received all necessary regulatory approvals to commence operations as a banking institution, Executive shall be eligible to receive such annual (January 1 – December 31 and prorated for any partial calendar year) performance bonuses as the Company and Bank Boards determine is warranted by Executive’s performance in light of Employer’s performance goals and objectives under a to-be-established bonus plan (the “Bonus Plan”) which may include, for illustrative purposes only, measures of such items as internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, examination and audit results and employee and customer retention.  Such goals and objectives (the “Performance Goals”) are to be established by Executive and the Company and Bank Boards annually prior to the first day of the applicable annual period. If such Performance Goals for the year are met at the threshold level, Executive will be entitled to a bonus equal to 20% of his Annual Salary; if the Performance Goals for the year are met at the target level, Executive will be entitled to a bonus equal to 30% of his Annual Salary; and if the Performance Goals are met at the maximum level, Executive will be entitled to a bonus equal to 50% of his Annual Salary. Performance Goals and the threshold, target and maximum levels will be established each year, in accordance with the provisions of the Bonus Plan. All performance bonuses shall be payable in accordance with the terms of the Bonus Plan. The payment of any bonus to Executive pursuant to a Bonus Plan will be contingent upon the following:

(i)  prior to the award of any bonus to Executive, the Bank Board shall consider, and document its findings in the minutes of the meeting wherein the issue was considered, Executive’s performance in light of the Performance Goals as established by Executive and the Company and Bank Boards as set forth above;

(ii)  the most recent Uniform Financial Institution Rating of the Bank, known as the CAMEL Rating, shall be not less favorable than a “2” except in the event a less favorable rating was outside of the Executive’s control and supervision; and

(iii) the Bank (if it has been capitalized) shall be “well capitalized” as defined under regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

(c)  Stock Options; Warrants.

(i)  The Company shall grant to Executive on the date the Bank opens for business stock options (“Options”) in an amount equal to 3.3% of the number of shares of the Company’s common stock sold in the Company’s initial stock offering. The Options shall vest in five (5) equal annual installments commencing on the first anniversary of the date of grant.

(ii)  If Executive purchases shares of the Company’s common stock in the Company’s initial stock offering, and if the Company grants to its founders and organizers warrants to purchase additional shares of the Company’s common stock, the Company shall also grant to Executive warrants to acquire additional shares of the Company’s stock on the same basis as other similarly situated organizers.

(d)  Equity Based Compensation.  In each year of employment, Executive shall be eligible to receive appropriate awards of stock options, restricted stock and/or other equity based compensation under such terms and conditions as determined by the Company Board, in its sole discretion.

3.             Fringe Benefits, Vacation Time, Expenses and Perquisites.

(a)  Benefit Plan Participation. Employer anticipates it will establish and implement benefit plans and programs that are warranted by the Employer’s performance, and that will contain such terms and conditions as are selected by the Bank Board, in its discretion. Subject thereto, Executive shall be eligible to participate in or receive benefits under all corporate employment benefit plans made available by Employer to its executives and key management employees including, but not limited to, any salary continuation, life insurance, supplemental executive retirement, profit sharing, savings, disability insurance, medical or health-and-accident plan or arrangement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(b)  Vacation Time Allowances. Executive shall be entitled each calendar year to twenty (20) business days of vacation, prorated for any partial year, during which time Executive’s compensation will continue to be paid.  Each year, Executive shall take ten (10) of the twenty (20) vacation days consecutively. Unused vacation days shall not accumulate from year to year.

(c)  Business Expense Reimbursement. Commencing on the Employment Date, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by Employer) in performing services hereunder, provided that Executive properly accounts therefor in accordance with corporate policy.

(d)  Automobile Allowance. Employer shall provide to Executive a vehicle for Executive’s use during his employment and will pay, or reimburse the Executive, for all taxes, gasoline, insurance and maintenance related to said vehicle.  Executive shall use said vehicle for Employer business purposes and activities.

(e)  Club Dues. Employer will pay all fees and dues for Executive’s use of an Employer owned membership in the Dunes Club.

(f)  Cell Phone. Employer will provide Executive with a cell phone and pay the monthly fees in connection therewith.

(g)  Moving Expenses. Employer will reimburse Executive for all reasonable insured moving expenses, based on the lower of two quotes from national moving companies, related to Executive’s move of his family to the Myrtle Beach area and any reasonably necessary expenses of storage of home furnishings for a period not to exceed six months. Additionally, Employer shall pay the real estate commission and the closing costs for the sale of Executive’s existing home in Georgia.

(h)  Health Insurance. Executive, upon being eligible, may participate in the Bank health care plan and other related benefits. Until a health insurance group policy is available to Bank employees, the Employer shall reimburse Executive for his monthly COBRA payments that he submits to an insurance company for continuing health insurance coverage.

4.             Confidential Information and Restrictive Covenants. Executive acknowledges that he has performed services or will perform services hereunder which directly affect the Employer’s business. Accordingly, the parties deem it necessary to enter into the protective provisions set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

(a)  Non-Competition. Executive expressly covenants and agrees that during the Term (as such term is defined in Section 8 below) and for a period of eighteen (18) full months after termination of his association with the Employer, for any reason other than pursuant to subsection (d), (e), (g), or (h) of Section 9 hereof, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, organizer, director, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes, but it is not limited to, the commercial banking, insurance agency, wealth management, trust, savings and loan, and mortgage banking businesses, and any other business in which the Employer or any of its subsidiaries is engaged, or efforts to organize a banking or other financial services business anywhere within Horry, Georgetown, Florence, and Williamsburg Counties in South Carolina and Brunswick and Pender Counties in North Carolina; provided, however, that Executive shall not be prohibited hereunder from passively investing in a business similar to the banking and other financial business activities of the Employer or any of its subsidiaries, if such investment is limited to less than one percent of the capital stock or other securities of any such corporation or other entity, except this restriction is not applicable to Employee’s current holdings in Coastal Bankshares, Inc.

(b)  Non-Solicitation of Employees. Executive agrees that during the Term and for a period of eighteen (18) full months thereafter he will (i) not solicit, entice, persuade or induce any other employee of the Employer or any of its subsidiaries to leave the employ or association of such entity, and (ii) refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any individual who is employed by the Employer or any of its subsidiaries at the time of the attempted recruiting or hiring.

(c)  Non-Solicitation of Customers. Executive agrees that during the Term and for a period of eighteen (18) full months thereafter, he will not, directly or indirectly, solicit any business from any of the customers of the Employer or any of its subsidiaries, or actively seek prospective customers of the Employer or any of its subsidiaries, with whom Executive had material direct or indirect contact within the last twenty-four (24) months of Executive’s association hereunder for purposes of providing products or services that are similar to or competitive with those provided by the Employer or any of its subsidiaries, if the Employer or any of its subsidiaries is also then still engaged in such business.

5.             Unauthorized Disclosure.  Executive shall not, without the written consent of the Company Board or the Bank Board, as applicable, or a person authorized thereby, knowingly disclose to any person, other than an employee of Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder or as required by law, any material confidential information obtained by him while in the employ of Employer with respect to any of Employer’s services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or any business practices the disclosure of which he knows or reasonably should know will or is likely to be damaging to Employer; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Employer.

The covenants contained in this Section 5 shall survive the termination of Executive’s employment hereunder for any reason for a period of two years; provided, however, that with respect to those items of confidential information which constitute a trade secret under applicable law, Executive’s obligations of confidentiality and non-disclosure as set forth in this Section 5 shall continue to survive after said two-year period to the greatest extent permitted by applicable law. These rights of Employer are in addition to those rights Employer has under the common law or applicable statutes for the protection of trade secrets.

6.             Injunctive Relief.  It is understood and agreed by the parties hereto that the services to be rendered by Executive hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by Executive of the covenants set out in Section 4 and 5 of this Agreement will cause Employer great and irreparable injury and damage. Executive hereby expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Section 4 or 5 of this Agreement by Executive. This provision shall not, however, be construed as a waiver of any of the remedies which Employer may have for damages or otherwise.

7.             Subsidiaries. It is understood and agreed by the parties hereto that, at the election and direction of Employer and without modification of the terms and provisions hereof, Executive shall also serve as an executive officer or director or both of any one or more subsidiaries of the Company or the Bank, when and as so determined by Employer.

8.             Term of Employment. Executive’s employment under this Agreement shall be for a term commencing on the Effective Date and ending on the date 36 months after the date the Bank first opens for business (the “Opening Date”), unless sooner terminated in accordance with the provisions of this Agreement.  On the second anniversary of the Opening Date and on each subsequent anniversary date of the Opening Date, this Agreement and Executive’s term of employment hereunder shall be extended for an additional one-year period beyond the then effective expiration date, provided that the Company Board and the Bank Board each determines, in duly adopted resolutions, that the performance of Executive has met with the such Board’s requirements and standards, and that this Agreement shall be extended. Such period of employment, including, as extended, if applicable, is hereinafter referred to as the “Term.”

9.             Termination of Employment.

(a)  General; Termination Upon Death.  Upon termination of Executive’s employment for any reason, Executive or, in the event of Executive’s death, Executive’s estate, shall be entitled to Executive’s Annual Salary prorated through the date of termination. Any other payments or benefits earned by or owed to Executive hereunder at the time of termination of employment, but not yet paid to Executive, shall be paid to Executive or his estate at such time as is provided by the terms of the applicable Employer plan or policy. Executive’s right to any additional payments and benefits for periods after the date of termination of employment shall be determined in accordance with the following provisions of this Section 9.  In the event of Executive’s death during the Term, Executive’s estate shall be entitled to receive monthly compensation equivalent to the monthly base salary received by Executive during his last year of employment for the 12 months immediately following the month in which the Executive’s death occurred.

(b)  Termination Upon Disability of Executive.  Employer or Executive may terminate Executive’s employment hereunder upon written notice to the other party if by reason of Executive’s physical or mental impairment (a “disability”), Executive is incapable of performing substantially all of his duties hereunder for a period of 90 consecutive days or a total of 150 days in any 12-month period. Upon termination for permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor thereto (the “Code”), all unvested options shall vest. If any disagreement concerning whether Executive has suffered a “disability” (as used in this subsection (b)) occurs between Executive and Employer, Executive (or his spouse or personal representative if Executive is unable to communicate with reason) shall select a physician, and Employer shall select a physician. Such physicians shall select a third physician, and the three physicians shall then determine by majority vote whether Executive is disabled (as used in this Section). The decision of a majority of such physicians shall be binding on Employer and Executive.

(c)  Termination of Executive for Cause. The occurrence of any of the following events or circumstances shall constitute “Cause” for the termination, at the election of Employer, of the employment of Executive under this Agreement:

(i)  conduct by Executive, or as a result of Executive’s direction, of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause harm to the Employer (including harm to its business reputation);

(ii)  the indictment or the arrest of Executive for the commission or perpetration by the Executive of any felony, or any act involving dishonesty, moral turpitude or fraud;

(iii)  the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive or the Employer or the Bank (provided, that the respective Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with a concern prompting such regulatory action or would materially assist the Employer in avoiding or reducing the restrictions or adverse affects to the Employer related to the regulatory action);

(iv)  knowing violation by Executive of any federal or state banking or securities law or regulation which is material to the Employer or its operations, or Executive’s act or omission which he reasonably should have known violated any such law or regulation;

(v)  Executive’s refusal to perform a duly authorized directive of the Bank or Company, which was directed by a majority vote of the applicable Board;

(vi)  Any other material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten (10) days following notice to the Executive of such breach; or

(vii)  Executive exhibits a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in good faith and the reasonable judgment of the Bank’s Board of Directors or the Company’s Board of Directors, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interests, that, if susceptible of cure, remains uncured ten (10) days following written notice to the Executive of such specific inappropriate behavior.

Provided, however, that with respect to the conditions described in items (i), (iii), (iv), (v), (vi) or (vii) of the foregoing, no termination shall be made by the Employer’s Board of Directors on such basis unless such Board of Directors has provided written or electronic notice to Executive of the existence of such condition and Executive has been granted a reasonable opportunity to appear before the Bank’s Board of Directors in order to respond to such determination.

Upon the termination of Executive’s employment under this Section 9(c), no additional benefits or monies shall be due Executive other than those accrued or vested hereunder or under any benefit plans of Employer as of the date of termination. In addition, in the event that Employer terminates Executive’s employment under this Section 9(c) and any act or omission of Executive constituting Cause results in material economic harm to the Employer or in reputational harm causing material injury to the Employer, then, notwithstanding anything to the contrary herein, but only to the extent permitted by law and the provisions of the Employer’s plan or program, as of the date of termination (i) Employer shall have no further obligations to make any payments or provide any benefits to Executive, his estate, or his dependents hereunder or under any compensatory or benefit plan or arrangement of Employer, and (ii) all outstanding non-vested options and non-vested warrants to purchase shares of the Company’s common stock granted by the Company to Executive shall immediately expire to the extent not previously exercised.

In the event that Employer discharges Executive under this Section 9(c) and it is subsequently determined, pursuant to Section 13, that the termination was without cause, then such discharge shall be deemed a discharge without Cause subject to the provisions of Section 9(d) hereof.

(d)  Termination by Employer Without Cause. Employer may terminate Executive’s employment hereunder at any time without Cause by written notice to Executive, in which event Employer shall continue to pay Executive his Annual Salary in effect immediately prior to such termination. Such Annual Salary shall be paid in equal monthly installments until the earliest of the termination of the remaining Term, or of the date that Executive accepts employment, or such other date as Employer and Executive agree.  Upon Executive becoming employed, the Employer shall pay the differential between the salary to Executive for his new employment and the Annual Salary during the remaining Term.

(e)  Termination by Executive For Good Reason. In the event Executive terminates his employment for Good Reason, Employer shall continue to pay Executive his Annual Salary, as in effect immediately prior to such termination. Such Annual Salary shall be paid in equal monthly installments until the earliest of the termination of the remaining Term, or of the date that Executive accepts employment, or such other date as Employer and Executive agree.  Upon Executive becoming employed, the Employer shall pay the differential between the salary to Executive for his new employment and the Annual Salary during the remaining Term.  For purposes of this Agreement, “Good Reason” shall mean:

(i)  a substantial alteration in the nature or status of Executive’s responsibilities which renders Executive’s position to be of materially less dignity, responsibility or scope, other than any such alteration implemented with Executive’s consent;

(ii)  Employer requiring Executive to be based anywhere other than the Company’s or the Bank’s principal executive offices; or

(iii)  any material breach by Employer of its obligations contained in this Agreement.

(f)  Termination by Executive Without Good Reason. In the event Executive terminates his employment with Employer for any reason (including retirement) other than Good Reason, Executive shall give Employer at least 90 days notice of Executive’s intention to terminate his employment without Good Reason, and Employer may elect at its option and at any time to accept such termination at a date sooner than such ninetieth day. Executive shall be entitled to all compensation and benefits due under this Agreement through such termination date. Thereafter no additional benefits or monies shall be due Executive, his estate or his dependents, other than those accrued hereunder or under any benefit plans of Employer as of the date of termination.

(g)  Termination Related to Noncommencement of Banking Operations. Executive’s employment hereunder, and Executive’s right to salary, and/or benefits, shall cease at the earliest of (i) June 30, 2009 in the event that on such date the Company does not have a subsidiary actively engaged in the commercial banking business; (ii) receipt of notice from the OCC that the application to form a national bank has been denied, or that the OCC has declined to approve any portion of this Agreement for which the OCC’s approval is required; (iii) receipt of notice from the FDIC that the application for deposit insurance for the Bank has been denied, or that the FDIC has declined to approve any portion of this Agreement for which the FDIC’s approval is required; (iv) the Company’s receipt of notice from the Federal Reserve that its application to acquire the Bank and become a bank holding company has been denied; or (v) receipt of notice from the OCC or the FDIC that Executive’s employment as President and Chief Executive Officer of the Company and/or the Bank is not approved.

(h)  Termination Related to Securities Offering.  Executive’s employment hereunder, and Executive’s right to salary and/or benefits shall cease, at the Company’s option, at the end of the thirtieth (30th) day after the date that the Company receives information, from its advisors regarding its securities offering, that the Company is not reasonably expected to raise the needed equity, as determined necessary by the Company Board, by June 30, 2009, on terms acceptable to the Company.

(i)  Termination By Executive Following Change in Control. In the event of a “change in control” of the Company, as defined herein, Executive shall be entitled, for a period of thirty (30) days from the date of closing of the transaction effecting such change in control, and at his election, to give written notice to Employer of termination of this Agreement and to receive an amount (the “Severance Amount”) equal to 2.99 times the Executive’s average annual W-2 compensation reported over the previous five (5) complete years.  The said Severance Amount to be paid, in a lump sum, within thirty (30) days after Executive’s written notice to terminate this Agreement.  The standard employment deductions shall be withheld from the Severance Amount.  For purposes of this Section 9(i), “change in control” of the Company shall mean:

(i)  any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity, or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of the Company;

(ii)  the sale of all or substantially all of the assets of the Company; or

(iii) the liquidation of the Company.

(j)  Effect of Termination on Other Positions. If, on the date of his termination of employment with Employer, Executive is a member of the Board of Directors of the Company or any of its subsidiaries, or holds any other position with the Company or any of its subsidiaries, Executive shall be deemed to have resigned from all such positions as of the date of his termination of employment with Employer. Executive agrees to execute such documents and take such other actions as Employer may request to reflect such resignation.

(k)  Vested Rights.  Nothing herein shall be construed as obviating any vested rights of Executive in his vested stock options, warrants, restricted stock grants and other earned benefits obtained during his employment.  Further, Executive shall have no less than ninety (90) days to exercise his vested rights unless a different time period is set forth in the applicable plan or agreement.  Further, subject to the terms of the applicable plan or agreement, in the event of Executive’s death, his permanent and total disability as defined in Section 22(e)(3) of the Code, his termination with Good Reason or his termination without Cause, all unvested options held by Executive shall vest and the restricted periods on all shares of restricted stock held by Executive shall lapse.  In the event of his death Executive’s estate shall have up to twelve (12) months to exercise Executive’s vested rights unless a different time period is set forth in an applicable plan or agreement.

(l)  Retainage of Company Materials. Upon termination of employment hereunder, Executive shall leave with the Employer all business records, contracts, calendars, telephone lists, rolodexes, and other business materials and records, including any electronic data and data in any other medium, relating to the Employer and its subsidiaries, its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Executive prepared such materials or records himself.  Upon such termination, the Executive shall retain no copies of any such materials.

(m)  Limitation on Obligation to Make Payments.  Notwithstanding anything herein the Employer shall not have any obligation to make any payments to the Executive if such payments would be prohibited under 12 CFR 359.

10.          Tax Reimbursement.

(a)  If any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to the Executive or for his benefit, which is paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Employer as result of a change of control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then, provided the Executive complies fully with the non-compete provisions of Section 4 hereof, the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”).  The amount of the Gross-Up Payment will be such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive’s failure to timely file a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)  An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by an accounting firm selected by the Employer and reasonably acceptable to the Executive (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Employer and the Executive within five (5) days of the termination date if applicable, or such other time as requested by the Employer or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the date of

Determination, net of the maximum reduction in the federal income taxes which could be obtained from deduction of such state and local taxes.  Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”).  The Gross-Up Payment, if any, as determined pursuant to this Section 10 shall be paid by the Employer to the Executive within five (5) days of the receipt of the Determination.  The existence of the Dispute shall not in any way affect the Executive’s right to receive the Gross-Up Payments in accordance with the Determination.  Upon the final resolution of a Dispute, the Employer shall promptly pay to the Executive any additional amount required by such resolution.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Employer and the Executive subject to the application of the next following paragraph of this Section.

(c)  Notwithstanding anything contained in this Agreement to the contrary, if according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Employer shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Employer has actually withheld from the Payment or Payments.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder on the date of Determination, the Executive shall repay to the Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such reduction at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the date of Determination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

11.          Return of Materials.  Upon termination of Executive’s employment hereunder, Executive shall promptly deliver to Employer all correspondence, manuals, letters, notes, notebooks, reports and any other documents or tangible items containing or constituting confidential information about the business of Employer, as well as all means of access to Employer’s facility and/or computer system and regardless of the medium in which Executive maintains or stores the same. In connection therewith, Executive shall, at the request of the Company and/or the Bank, execute and deliver his personal Certificate, under oath, confirming that no computer at Executive’s home or at any other site (exclusive of Bank or Company offices) accessed or controlled by Executive contains any such business materials.

12.          Regulatory Contingency.   All sections of this Agreement that are applicable to Executive’s employment after the Bank opens for business are subject to approval by the OCC and the FDIC and, subject to those approvals, shall be effective to such employment as of the tenth (10th) day after the date that the Bank receives the last regulatory approval necessary to commence operations as a national bank association with an initial working capital as determined needed by the Company Board.

13.          Arbitration.  Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Executive’s employment, the parties agree that such controversy, dispute or claim shall be settled by arbitration, conducted in Horry County, South Carolina, in accordance with this Section 13 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the “Arbitration Panel”). The Employer and Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and those two arbitrators shall select a third arbitrator; provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be in writing, signed by at least two of the members of the Arbitration Panel, and shall be based on the preponderance of the credible evidence submitted to the Arbitration Panel and described or summarized in such award. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Employer and Executive will each bear their own costs for legal representation in any arbitration, except that the Arbitration Panel will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law. All arbitrators’ fees and other administrative fees in connection with any arbitration hereunder will be allocated equally to and paid by the Employer and Executive; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by Executive if the Arbitration Panel determines that Executive’s position in the arbitration proceeding was without merit.  Upon request of either party, (i) the arbitrator may require that the subject arbitration proceedings be kept confidential, and (ii) no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final.  A party shall not be prevented from seeking temporary injunctive relief before a court of competent jurisdiction in an emergency or other urgent or exigent situation, but responsibility for resolution of any disputes shall be appropriately transferred to the arbitrator upon appointment in accordance with the provisions hereof.

14.          Miscellaneous.

(a)  Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered, sent by confirmed electronic transmission, or sent by first class certified or registered mail, postage prepaid, return receipt requested — in the case of Executive, to his residence address as set forth in the books and records of Employer, and in the case of Employer, to the address of the Company’s principal place of business, in care of the Chairman of the Board of Directors of the Company — or to such other person or at such other address with respect to each party as such party shall notify the other in writing. Unless such notice provides for a later effective date, such notices shall be deemed to be effective as of the earliest of (i) actual receipt by the addressee, (ii) the first business day after the date of electronic transmission thereof, or (iii) the second business day after deposit of the same into a United States postal authority receptacle.

(b)  Assignment. This Agreement is personal and shall in no way be subject to assignment by Executive.  It shall be binding upon and shall inure to the benefit of Employer and Employer’s successors and assigns, and its economic rights and benefits shall inure to the benefit of Executive or his heirs or duly constituted legal representatives.

(c)  Severability. Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

(d)  Reformation. If any of the covenants or promises of this Agreement are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Executive hereby consents to and affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and that said court or arbitrator enforce the covenant or promise as so reformed.

(e)  Waiver; Amendment.  No waiver in any instance by any party of any provision of this Agreement shall be deemed a waiver by such party of such provision in any other instance or a waiver of any other provision hereunder in any instance.  This Agreement cannot be amended except in writing signed by the party to be charged.

(f)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

(g)  Entire Agreement. This Agreement contains the entire agreement of the parties concerning the matters set forth herein, and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof, other than those set forth herein, are superseded hereby.

(h)  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute a single instrument.

(i)  Third Party Beneficiary.  The Bank is intended to be a third party beneficiary hereunder and shall become a party hereto upon ratification by its Board of Directors after the date that the Bank receives the last regulatory approval necessary to commence operations as a national bank association

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Coastal Carolina Bancshares, Inc.

By:	/s/ Egerton Burroughs
J. Egerton Burroughs
Its:	Vice Chairman

“EXECUTIVE”

/s/ Michael D. Owens
Michael D. Owens

Ratified by the Bank, effective this      day of                     , 200    .

“BANK”

Coastal Carolina National Bank

By:
Name:
Title: